Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281) 921-6400
Release #10-14
CARBO CERAMICS INC. ANNOUNCES THIRD QUARTER 2010 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Quarterly revenues of $118.5 million were up 29 percent compared to the prior year

•	Quarterly global proppant sales volume of 332 million pounds up 12 percent versus the prior year

•	Net income of $20.2 million, or $0.87 per diluted share, for the quarter
HOUSTON (October 28, 2010) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $20.2 million, or $0.87 per diluted share, on revenues of $118.5 million for the quarter ended September 30, 2010.
President and CEO Gary Kolstad commented, “We are pleased with the record results for the third quarter. Our business continues to benefit from robust oilfield activity levels across the major shale plays in North America. Demand for our products remains strong as clients continue to benefit from the high conductivity achieved by our ceramic proppant both in oil and gas reservoirs. CARBO’s plants operated at high utilization levels during the quarter, which assisted in achieving a quarterly sales volume of 332 million pounds. The start-up of the third 250 million pound production line at our Toomsboro, Georgia facility remains on schedule for November of this year. We are eager to bring on this additional capacity as it will alleviate some of the capacity constraints that exist today. We continued the geographical expansion of our Falcon TechnologiesTM business which commenced operations in the Marcellus shale during the third quarter.”
“During the third quarter we were encouraged by the client acceptance of CARBOBONDTM. Looking forward, we remain committed to developing new and innovative products that meet the challenges and demands of our clients and enhance Economic Conductivity®”, Mr. Kolstad stated.
Third Quarter Results
Revenues for the third quarter of 2010 increased 29 percent, or $26.7 million, when compared to the third quarter of 2009. The Company’s worldwide proppant sales volume totaled 332 million pounds for the third quarter of 2010 and represents a year-over-year increase of 12 percent. North American proppant sales volume increased 16 percent year-over-year, while international proppant sales volume decreased 6 percent compared to the same period last year.
Operating profit for the third quarter of 2010 increased 45 percent, or $9.7 million, compared to the third quarter of 2009. This increase is due to higher sales volume and an increase in the average proppant selling price, partially offset by an increase in freight costs. Selling, general, administrative and other operating expenses for the third quarter of 2010 increased $2.5 million on a year-over-year basis, largely due to the inclusion of the Falcon TechnologiesTM business acquired in October 2009 and higher research and development spending.
Net income for the third quarter of 2010 increased 40 percent, or $5.8 million, compared to the third quarter of 2009.

CARBO Ceramics 2010 Third Quarter Earnings Release
October 28, 2010

Technology and Business Highlights
•	CARBO’s penetration into the North American oil resource plays continued this quarter with increasing customer demand in reservoirs such as the Eagle Ford, Bakken, Granite Wash and Bone Springs.

•	CARBOBONDTM, a resin-coated ceramic proppant, has seen encouraging client acceptance. During the third quarter, numerous wells utilized CARBOBONDTM and received positive performance feedback.

•	CARBONRTTM, a non-radioactive, environmentally responsible, traceable ceramic proppant was recently introduced and successfully deployed in various reservoirs around the globe.

•	CARBO recently presented several papers at the SPE Annual Technical Conference and Exhibition, highlighting the benefits of ceramic proppant in both the Bakken and Haynesville Shales. Presentations were also made which highlighted refracturing technology and hydraulic fracturing performance for various well types using numeric reservoir simulation.

•	Falcon TechnologiesTM has developed a spray-on, seamless, surface mounted secondary containment system. In many locations the subsurface conditions and/or local regulations restrict the construction of below-surface secondary containment systems. This Professional Engineer (PE) certified system is designed to meet our customers’ environmental stewardship needs while providing them a measure of insurance regarding the uncertainties associated with a leak or catastrophic event.

•	StrataGen® Engineering’s Data and Neural AnalysisSM business offering is providing completion designs using neural network data mining for the Bakken. These designs, currently used by two operators, successfully improved their well production and performance forecasts.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “Although natural gas fundamentals remain weak, the shift in oilfield activity by our clients to oily, liquids-rich plays, is encouraging and we anticipate that demand for our ceramic proppant will remain high. As we enter the fourth quarter, a typically slower quarter in recent years, we expect seasonality to curb sales volumes, especially surrounding the holidays.”
“We are optimistic about our long-term growth opportunities. We expect global productive capacity to increase by 40%, with the addition of Line 3 and 4 at our Toomsboro facility, or 500 million pounds over the next 12 months. The outlook for the Falcon Technologies™ business is encouraging as we see a sustained focus on environmental stewardship by our clients. We continue to identify and evaluate other key geographic regions to further expand Falcon’s footprint. The new Houston Technology Center was completed during the third quarter which will centralize our R&D efforts and support CARBO’s future growth by reducing the time from concept to commercialization of new products.”
“Our third quarter results once again highlight the successful execution of our business strategy, one which we believe will continue to position CARBO as the leader in the ceramic proppant industry,” Kolstad concluded.
As previously announced, a conference call to discuss the Company’s third quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors should dial 1-877-317-6789 about 10 minutes before the start time and reference the CARBO conference call. Canada-based callers should dial 1-866-605-3852 and international callers should dial 1-412-317-6789. The conference call can also be accessed by visiting the company’s Web site, www.carboceramics.com.

CARBO Ceramics 2010 Third Quarter Earnings Release
October 28, 2010

CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells; the provider of the industry’s most popular fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2010 Third Quarter Earnings Release
October 28, 2010

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$118,517	$91,783	$353,498	$251,747
Cost of sales	74,018	59,512	225,193	160,300

Gross profit	44,499	32,271	128,305	91,447
Selling, general & administrative expenses	13,240	10,856	38,936	31,210
Start-up costs	102	—	621	—

Operating profit	31,157	21,415	88,748	60,237
Interest income, net	57	78	131	398
Foreign currency exchange (loss) gain, net	(63)	30	(50)	(216)
Other (expense) income, net	(92)	(50)	(308)	128

Income before income taxes	31,059	21,473	88,521	60,547
Income taxes	10,884	7,071	30,620	20,330

Net income	$20,175	$14,402	$57,901	$40,217

Earnings per share:
Basic	$0.87	$0.62	$2.51	$1.73

Diluted	$0.87	$0.62	$2.50	$1.73

Average shares outstanding:
Basic	22,967	22,919	22,968	23,153

Diluted	22,974	22,933	22,977	23,170

Depreciation and amortization	$6,978	$5,970	$20,308	$18,294

  Selected Balance Sheet Information

	September 30, 2010	December 31, 2009
	(In thousands)
Assets
Cash and cash equivalents	$52,800	$69,557
Other current assets	188,039	149,313
Property, plant and equipment, net	318,800	270,722
Intangible and other assets, net	10,351	10,104
Total assets	583,513	513,412

Liabilities and Shareholders’ Equity
Accrued income taxes	$—	$3,609
Other current liabilities	57,320	28,849
Deferred income taxes	26,719	23,638
Shareholders’ equity	499,474	457,316

Total liabilities and shareholders’ equity	$583,513	$513,412